UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BOXLIGHT CORPORATION

(Name of Registrant as Specified in Its Charter)

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Boxlight Corporation

1045 Progress Circle

Lawrenceville, Georgia 30043

Dear Stockholders:

As you are aware, the 2021 Annual Meeting of the stockholders of Boxlight Corporation, a Nevada corporation (the “Company”), which was originally scheduled for June 11, 2021, is now scheduled to take place on June 25, 2021 at 11:00 am (ET) at the offices of the Company, located at 1045 Progress Circle, Lawrenceville, Georgia 30043 (the “Annual Meeting”). The information in this letter is intended to supplement certain information included in the definitive proxy statement relating to the Annual Meeting, which was filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2021 (the “Proxy Statement”), and the additional definitive proxy information that was filed with the SEC on June 11, 2021 (the “Additional Proxy Information”).

Reduced Quorum Requirement

The purpose of this letter is to provide new information about the quorum requirement for the Annual Meeting. On June 24, 2021, our Board of Directors adopted resolutions to amend and restate our Bylaws (the “Bylaw Amendment”) to provide that the holders of 45% our shares of capital stock entitled to vote, represented in person or by proxy, will constitute a quorum at all meetings of our stockholders for the transaction of business (the “Reduced Quorum Requirement”). Our Bylaws previously required that holders of a majority of shares of capital stock entitled to vote, represented in person or by proxy, would constitute a quorum at all meetings of stockholders. We adopted the Reduced Quorum Requirement as the vast majority of our stockholders hold their shares in “street name” in brokerage accounts. This means brokers are responsible for voting the shares unless the underlying stockholder specifically provides instructions to their broker, and many brokers have put in place policies of not voting such shares on “discretionary” or “routine” matters, thus resulting in an inability of companies such as ours to achieve quorum. As a result, many of these shares remain unvoted. As a result of our new Reduced Quorum Requirement, we will be able to hold our Annual Meeting tomorrow and look forward to voting on each of the proposals brought before the Annual Meeting.

Even though we have reduced the required quorum to 45% of the shares outstanding, we nonetheless encourage you to use these last few hours today to cast your vote, if you have not done so already. Polling closes at 11:59 p.m. ET tonight.

Additional Information

This letter should be read in conjunction with the Proxy Statement and the Additional Proxy Information, each of which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and Additional Proxy Information, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. For instructions on how to vote your shares, please refer to the Proxy Statement or, if your shares are held in street name, the instructions provided by your bank, broker or nominee.

We look forward to seeing you tomorrow at the Annual Meeting.

Sincerely,

/s/ Michael Pope

Michael Pope

Chairman & CEO

Dated: June 24, 2021